Exhibit 10.15

Kevin Reardon
5112 Mintz Lane
Ellicott City, MD 21043

Kevin,

ZeroFOX, Inc. (“ZeroFOX”) is pleased to make an offer of employment for the position of ZeroFOX Corporate Officer and Chief Operating Officer reporting to the Chief Executive Officer and your place of duty will be at the ZeroFox headquarters in Baltimore, MD.

Your position is exempt and your annual On Target Earnings are projected to be $470,000. Of this amount, your base salary will be $300,000 per annum. Your annual incentive compensation is projected to be 170,000, paid annually in arrears, and is based upon attainment of company objectives aligned with the CEO’s incentive plan. All compensation will be payable in accordance with ZeroFOX’s payroll practices and subject to applicable withholdings and deductions. You will be entitled to receive those benefits made available to ZeroFOX’s employees.

ZeroFOX agrees to pay you $85,000 of your first year’s annual incentive compensation as a Sign-on Bonus. The Sign-on Bonus is contingent on your continuous employment with ZeroFOX for a period of one year beginning on your first working day with ZeroFOX. Should your employment with ZeroFOX end voluntarily or for cause before this time period elapses, you will be responsible for reimbursing to ZeroFOX all monies received relating to the Sign-on Bonus. The Sign-on Bonus will be paid in the next practical payroll following your 1st month anniversary.

ZeroFox, or its successors, agrees to pay you $300,000 if the Company’s Board of Directors approves a definitive Chanute in Control transaction agreement within twenty-four months from the effective date of this letter in accordance with the ZeroFox Side Letter-Option Vesting Upon Change in Control Agreement.

Subject to the approval of the Board of Directors, ZeroFOX anticipates you will be eligible to receive equity compensation in the form of 4,100,000 options to purchase shares of Common Stock of ZeroFOX based upon the company’s capitalization on your employment commencement date. These options will be issued at a price per share based on a 409A Common Stock valuation to be obtained from an independent third party. The terms of the options will be subject to the ZeroFOX 2013 Equity Incentive Plan, an Incentive Stock Option Grant Agreement and all applicable laws. Additionally, you will be eligible to receive equity compensation in the form of 1,250,000 options to purchase shares of Common Stock of ZeroFOX once the company achieves $50M ARR.

Upon being hired, you will be required to provide ZeroFOX with documentary evidence of your identity and eligibility for employment in the United States, per federal immigration law. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated. This offer of employment may be contingent on the successful completion and review of a reference check or background check, which may include drug screening. All results are held as strictly confidential.

Confidential & Proprietary

We understand, based on what you have told us, that there are no contractual conditions that will prevent you from performing the responsibilities of this offered position. Also, we expect that coming to work for ZeroFOX will not violate any Employment Agreement, Non- Disclosure Agreement, Non-Compete Agreement, or Shareholder Agreement with any former employers.

Moreover, you agree, that during the term of your employment with ZeroFOX, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which ZeroFOX is now involved or becomes involved during the term of your employment. Nor will you engage in any other activities that conflict with your obligations to ZeroFOX. Similarly, you agree not to bring any third-party confidential information to ZeroFOX, including that of your former employer and that in performing your duties for ZeroFOX you will not in any way utilize any such information.

This letter sets forth the terms of your employment with ZeroFOX and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of ZeroFOX and you. For avoidance of doubt, your employment with ZeroFOX is at will, and can be terminated by either party with or without cause and any time.

Your start date is expected to be on or before January 31, 2020.

This offer is contingent upon acceptance of this offer letter and upon your execution of ZeroFOX’s standard restrictive and employee agreement. This offer shall be deemed validly executed and delivered by a party if a party executes and delivers a copy to the other party in person, via registered mail or by e-mail transmittal.

Confidential & Proprietary

We look forward to welcoming you to the team. We are confident that ZeroFOX offers you an excellent professional opportunity and a personal challenge, which we hope will result in a mutually beneficial, long-term relationship. We would appreciate your acceptance of this offer by signing and dating in the spaces provided, then returning a copy to my attention as soon as possible.

Respectfully,

/s/ James C. Foster

James C. Foster
Chief Executive Officer
ZeroFOX, Inc.

I have read, agreed to and accept the terms and conditions of employment as set forth above.

Date:	19 Dec 2019	Printed Name:	KEVIN T. REARDON

Signature:	/s/ KEVIN T. REARDON

Confidential & Proprietary